Exhibit 99.1

WYNDHAM HOTELS & RESORTS ENTERS AGREEMENT

CONCERNING COREPOINT LODGING HOTEL MANAGEMENT CONTRACTS

PARSIPPANY, N.J., November 8, 2021 – Wyndham Hotels & Resorts, Inc. (NYSE: WH) announced today that it has entered into a definitive agreement with CorePoint Lodging (“CPLG”) concerning the termination of all remaining Wyndham hotel management agreements (“HMAs”) upon consummation of the merger announced by CPLG today.

The termination is conditioned upon the closing of CPLG’s sale, which is targeted to occur in the first quarter of 2022. Upon termination of the HMAs, CPLG will pay termination fees to Wyndham of approximately $84 million.

"The termination of these management contracts will mark our exit from the lower margin, resource intensive select-service management business and afford us the opportunity to focus on the continued growth of our asset-light and highly profitable, cash generative franchising business," said Geoffrey A. Ballotti, president and chief executive officer.

Wyndham’s related franchise agreements are expected to remain in-place at the current fee structure (5% royalties plus 4.5% for marketing and reservation services).

The Company has posted additional materials on its investor relations website, www.investor.wyndhamhotels.com, to further disclose the potential financial impact of this agreement.

About Wyndham Hotels & Resorts

Wyndham Hotels & Resorts (NYSE: WH) is the world’s largest hotel franchising company by the number of properties, with approximately 9,000 hotels across nearly 95 countries on six continents. Through its network of approximately 803,000 rooms appealing to the everyday traveler, Wyndham commands a leading presence in the economy and midscale segments of the lodging industry. The Company operates a portfolio of 22 hotel brands, including Super 8®, Days Inn®, Ramada®, Microtel®, La Quinta®, Baymont®, Wingate®, AmericInn®, Hawthorn Suites®, Trademark Collection® and Wyndham®. Wyndham Hotels & Resorts is also a leading provider of hotel management services. The Company’s award-winning Wyndham Rewards loyalty program offers over 90 million enrolled members the opportunity to redeem points at thousands of hotels, vacation club resorts and vacation rentals globally. For more information, visit www.wyndhamhotels.com. The Company may use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Disclosures of this nature will be included on the Company’s website in the Investors section, which can currently be accessed at www.investor.wyndhamhotels.com. Accordingly, investors should monitor this section of the Company’s website in addition to following the Company’s press releases, filings submitted with the Securities and Exchange Commission and any public conference calls or webcasts.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements related to the termination of Wyndham Hotels’ management contracts with CorePoint Lodging. Forward-looking statements include those that convey management’s expectations as to the future based on plans, estimates and projections at the time Wyndham Hotels makes the statements and may be identified by words such as “will,” “expect,” “believe,” “plan,” “anticipate,” “intend,” “goal,” “future,” “outlook,” “guidance,” “target,” "objective," “estimate,” “projection” and similar words or expressions, including the negative version of such words and expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham Hotels to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, general economic conditions; the continuation or worsening of the effects from COVID-19, its scope, duration and impact on the Company’s business operations, financial results, cash flows and liquidity, as well as the impact on the Company’s franchisees and property owners, guests and team members, the hospitality industry and overall demand for travel; the success of the Company’s mitigation efforts in response to COVID-19; the Company’s performance in any recovery from COVID-19; the performance of the financial and credit markets; the economic environment for the hospitality industry; operating risks associated with the hotel franchising and management businesses; the Company’s relationships with franchisees and property owners; the impact of war, terrorist activity, political instability or political strife; concerns with or threats of pandemics, contagious diseases or health epidemics, including the effects of COVID-19 and any resurgence or mutations of the virus and actions governments, businesses and individuals take in response to the pandemic, including stay-in-place directives and other travel restrictions; risks related to restructuring or strategic initiatives; risks related to the Company’s relationship with CorePoint Lodging; the Company’s ability to satisfy obligations and agreements under its outstanding indebtedness, including the payment of principal and interest and compliance with the covenants thereunder; risks related to the Company’s ability to obtain financing and the terms of such financing, including access to liquidity and capital as a result of COVID-19; and the Company’s ability to make or pay, plans for, and the timing and amount of any future share repurchases and/or dividends, as well as the risks described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise.

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Contacts

Investors: Matt Capuzzi Senior Vice President, Investor Relations 973 753-6453 ir@wyndham.com	Media: Scott Carman Senior Director, Global Communications 973 753-6590 WyndhamHotelsNews@wyndham.com